Exhibit 99.1

September 2005 Golden Grain Energy Special Update Golden Grain Energy • 14542 20th St. • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com

ENERGY FOR A CLEAN ENVIRONMENT	Page 3: Financial Report	Page 4: Ethanol PAC

Improved ethanol outlook means expansion won’t require equity offering

Golden Grain Energy LLC Board of Directors has voted to move forward with plans to double the size of the Mason City plant, subject to ratification by the membership and approval of various local and state incentive programs. The board also feels that due to the current strong conditions in the ethanol industry, the expansion can be completed without seeking additional equity from our members. Golden Grain Energy’s goal from the beginning has been to finance as much growth from within as possible.

A membership meeting is tentatively set for 6:30 p.m. Tuesday, Nov. 15 at Kolby’s Dine and Stein in New Hampton to vote on the proposed expansion and to vote on various amendments to the company’s operating agreement. We expect to mail official notification and proxy statements to members prior to October 26, subject to approval by the Securities and Exchange Commission.

The board has received a preliminary proposal from Fagen Inc. as design- builder for the expansion. Fagen was responsible for construction of the original plant which is operating well above its 40 million gallon nameplate guarantee.

Golden Grain Energy has already applied for a Title V air permit, which will provide the needed flexibility in emissions standards to increase production at the current site.

The expansion will be a mirror image of the current production process, designed to efficiently tie together to maximize plant productivity. We are continually working on various projects around the plant to eliminate bottlenecks and improve output volume.

MEMBERSHIP

MEETING

Tentatively scheduled for

6:30 p.m.

Tuesday, Nov. 15

Kolby’s Dine & Stein

New Hampton

We expect to mail official notification

and proxy statements to

members prior to Oct. 26.

Expansion plans financed from within

With proper approvals, we anticipate beginning construction in the spring of 2006. We expect that the expansion will be completed by late spring or early summer 2007.

The expansion is estimated to have a cost of approximately $45 million.

With the expansion, Golden Grain Energy LLC will likely add 6 to 8 employees to the current staff of 32 and expects to double its usage of North Iowa corn from 18.5 million bushels to 37 million bushels annually.

How will the Golden Grain Energy plant expansion be financed?

When management and the Board of Directors first started talking about an expansion of our plant, projections were such that the Company required financial assistance from its members in order to obtain the equity needed for a project of this size. However, many things have impacted the ethanol industry in just a couple of months:

• The Energy Policy Act of 2005 has had a favorable impact on the ethanol industry, of which the most important factor is a newly created renewable fuel standard of 7.5 billion gallons. The standard will begin at 4 billion gallons in 2006 and increase to 7.5 billion gallons by 2012. According to the Renewable Fuels Association, the current capacity of existing ethanol plants is 4.075 billion gallons per year with another 1.147 bgy under construction.

• The USDA is projecting the 2005 corn crop to be 10.6 billion bushels. A crop at this level is expected to provide an ample supply of corn for ethanol production.

• Damage to Gulf Coast oil and gas facilities by Hurricanes Katrina and Rita have tightened fuel supplies, increasing prices for all liquid fuels.

Positive cash flow due to the above has enabled us to prepay 20% ($5.6 million) of our current debt. We will also be able to fund our plant expansion with cash from operations and bank financing. There will not be an equity offering to our members at this time.

When can the members of Golden Grain Energy expect to receive a dividend check?

Ethanol profits have been good, however, we have restrictive loan covenants which require minimum ratios and restrict distributions during the twelve months following construction completion. Golden Grain Energy began operations December 13, 2004; therefore there cannot be a dividend distribution prior to December 13, 2005, without a bank waiver.

We have further restrictions which limit distributions in subsequent years to 65% of net income, provided our equity ratio stays above 50%. Furthermore, decisions regarding dividend distributions should be made based on “audited” financial statements. Our fiscal year end is October 31, 2005 and we expect to have “audited” financial statements and a complete filing with the Securities Exchange Commission by January 30, 2006. Based on this information, the earliest our Board of Directors would likely declare a dividend would be in February prior to the annual meeting. There are no guarantees that a dividend will be declared, however it is the intent of the Board to attempt to pay a dividend that will cover tax implications.

What will my tax liability be on my Golden Grain Energy earnings this year?

We anticipate that most, if not all, of this fiscal year’s taxable income will be offset by:

• Bonus depreciation. An expense which will reduce the taxable income distributed to the members of Golden Grain Energy.

• The Iowa New Jobs and Income Credit. A credit that Iowa residents can use to directly offset their income tax liability to the state. We anticipate the 2005 Iowa New Jobs and Income Credit will be about 18.5 cents per share.

• Small Producer Ethanol Tax

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward- looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

Expansion, member earnings Q & A

Credit. A federal income tax credit. The maximum credit allowed will be $1.5 million; this credit is subject to the Section 87 income add-back provision. SPETC is subject to passive activity rules but retains the character of the income that generated the credit. $1.5 million of SPETC would equate to approximately 4.5 cents per share this fiscal year.

Please visit with your tax professional about how these programs will impact your 2005 taxes.

Report from the Chief Financial Officer

Quarterly financials

On September 14, 2005, we filed financial information for the quarter ended July 31, 2005, with the Securities Exchange Commission.

Net income for the quarter was $6,280,349 or $.23 per unit. Year to date net income for the nine months ending July 31, 2005 was $12,925,343 or $.47 per unit.

Members can view the entire Form 10-QSB by clicking on the SEC Compliance link on our website www.goldengrainenergy.com.

If you do not have access to this information, please contact our office at 888-443-2676 and we will mail you a copy of the filing.

Unit trading

In September, the board approved two trades, one at $1.90 and another at $2.25. Unit purchases and sales are facilitated through a Qualified Matching Service provided by Golden Grain Energy. You can find a listing of interested unit buyers and sellers through the “Unit Trading” link on our website.

Follow the directions on the website to obtain this information.

If you have questions or wish to be listed as a buyer or seller contact Sandy Batt, CFO, at 888-443-2676 or sbatt@ggecorn.com.

News from the Iowa Renewable Fuels Association

With two recent ethanol plants beginning operations, the state of Iowa has the capacity to produce more than 1 billion gallons of ethanol annually – the first state to reach this plateau. And that number will continue to rise as numerous expansions and new plants are underway.

To respond to the growing industry, the Iowa Renewable Fuels Association (IRFA) is growing as well. Recently, Monte Shaw has come on board as the Executive Director. Mr. Shaw previously worked for the Renewable Fuels Association in Washington, DC as they worked to enact the landmark renewable fuels standard (RFS) in the federal energy bill.

He joins Lucy Norton, the Managing Director. This team is gearing up to aggressively promote ethanol – from working to enact pro-ethanol legislation at the State Capitol to promoting E-85 among consumers, gas stations and auto dealers.

The IRFA goal is to make Iowa #1 in ethanol production and use.

To accomplish these goals, the support of ethanol plants, farmers, and consumers is necessary. Make no mistake, the IRFA appreciates your support and continues to work on your behalf.

In the near future, you’ll hear announcements about exciting expansions in E85 fueling sites and incentives. This is just the tip of the iceberg. Working together, we will make Iowa #1 for renewable fuels.

Plant tour

Golden Grain Energy members are invited to visit the plant on Sunday, Oct. 23, from 1 to 5 p.m. to tour the facility.

Golden Grain Energy PAC backs ethanol-friendly candidates

More than 100 people attended a fundraising kick-off meeting and dinner on Aug. 23 for the Golden Grain Energy Political Action Committee (PAC), which followed a golf tournament at Raleigh Hills Country Club in Ionia, Iowa.

The purposes of the golf outing and meeting were:

• To raise funds for the promotion of candidates who support ethanol

• To educate policymakers on the economic advantages the value-added products, such as ethanol, bring to the state of Iowa.

Guest speaker for the evening was David Kruse of CommStock Investments. He discussed what value added ethanol plants are doing for Iowa’s economy and the need to support legislators who stand up for ethanol with every vote.

He encouraged the group to work hard for approval of a bill similar to the 20% ethanol standard approved this year by the Minnesota State Legislature.

The Golden Grain Energy PAC will be actively involved in lobbying efforts and in financially supporting those candidates who support ethanol, on both state and national levels.

Members of the committee leading the Golden Grain Energy PAC include:

• Jerry Calease, 319-275-4493

• Steve Core, 320-564-3324

• Chris Schwarck, 641-423-2210

• Marion Cagley, 641-394-3511

• Bernard Retterath, 641-737-2398

• Dave Sovereign, 563-547-3687

Contributions to the PAC are not tax-deductible. Corporate contributions cannot be accepted. For a complete copy of PAC rules or for more information, call Walt Wendland at 641-423-8525 or send an email to wwendland@ggecorn.com.

If anyone would like to make a contribution, it can be sent to the Golden Grain Energy office at 14542 240th St., Mason City, IA 50401.

Golden Grain Energy LLC

Board of Directors

Dave Sovereign, Chairman

Stephen Eastman, Vice Chairman

Ron Pumphrey, Secretary

Jim Boeding

Stan Laures

Jerry Calease

Marion Cagley

Steve Core

Leslie Hansen

Duane Lynch

Bernard Retterath

Chris Schwarck

Steve Sukup

Management Team

Walter Wendland,

President & CEO

Steve Dietz, Commodity Manager

Chad E. Kuhlers, Plant Manager

Sandra M. Batt,

Chief Financial Officer

Tom Dennstedt, Lab Manager

14542 240th St.

Mason City, IA 50401

641-423-8525

www.goldengrainenergy.com